Exhibit 99.1
CONTACT: INVESTOR RELATIONS
Henry R. Mandell
Spatializer Audio Laboratories, Inc.
investor@spatializer.com
FOR RELEASE AT 8 A.M. EDT
Spatializer Audio Laboratories Announces Signing of
Definitive Asset Purchase Agreement
Subject to Stockholder Approval
SAN JOSE, Calif., September 19, 2006 — Spatializer Audio Laboratories, Inc. (OTCBB: SPAZ) announced that, on September 18, 2006, it signed a definitive asset purchase agreement with DTS, Inc. (NASDAQ: DTSI) and a subsidiary thereof for the sale of substantially all of the assets of Spatializer and its subsidiary, Desper Products, Inc., (excluding Spatializer’s cash and certain receivables) for an aggregate cash purchase price of $1,000,000 (US) and the assumption of certain contractual obligations. The transaction requires and remains subject to, among other things, the vote of the stockholders of Spatializer. Spatializer plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) detailing, among other things the proposed transaction in connection with Spatializer’s solicitation of stockholder approval for the sale of the assets as well as approval of the subsequent dissolution of Spatializer.
As previously announced, Spatializer had held in February 2006 an open auction for its assets, which auction was extended through March 15, 2006. DTS, Inc. was the highest bidder in the auction process and the asset purchase agreement sets forth the agreement reached by the parties in connection therewith.
About Spatializer
Spatializer Audio Laboratories Inc. is a developer, licensor and marketer of audio technologies for the consumer electronics, computing and mobile handset markets. The company’s advanced audio technology is incorporated into products from global brand leaders. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in San Jose, CA Further information may be obtained from the company’s web site, www.spatializer.com, Spatializer SEC filings, by contacting the company’s Investor Relations Department at investor@spatializer.com.
Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this news release, are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to lack of capital an inability to sustain profitable operations, end of life of key licenses, intense competition and pricing pressure, complete dependence on product shipments of third-party licensees and the timing and execution of their marketing plans, delay in revenue streams due to delays in new product development, fluctuating operating results and its effect on sustainable operations, the availability of additional capital, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer(R) and the circle-in-the-square device are registered trademarks of Desper Products Inc. All other trademarks are the property of their respective owners. Copyright (c) 2006 Spatializer Audio Laboratories, Inc.